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[CHAMPION ENTERPRISES, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE


INVESTOR AND MEDIA CONTACTS:

Joseph H. Stegmayer                         Elizabeth M. Higashi, CFA
Chief Financial Officer                     Investor Relations
(248) 340-9090                              (847) 304-1655


                      CHAMPION ENTERPRISES, INC. ANNOUNCES
                   PLANS TO ADDRESS INDUSTRY INVENTORY ISSUES
                      SECOND HALF EPS DOWN AN ESTIMATED 40%

         AUBURN HILLS, MICHIGAN, AUGUST 26, 1999 --- CHAMPION ENTERPRISES, INC. (NYSE: CHB) announced today its plans to address a number of current industry issues. The industry's excess retail inventory has created a very competitive market at both the wholesale and retail levels. This situation is expected to reduce Champion's second half earnings approximately 40 percent below last year's $1.03 per diluted share, excluding the previously announced third quarter $0.41 per share one-time charge.

         Chairman, President and CEO, Walter R. Young said, "While industry retail sales to consumers are apparently stable, the number of homes in the industry's channels has ballooned out of balance for several reasons. The result is that the industry is experiencing a period of reduced wholesale shipments and competitive pressures at both the retail and wholesale levels until the industry-wide inventories get back in balance. The primary reason for the excess inventory is that the growth of retail locations has outpaced total demand. It now appears that a major reduction in the number of retailers is beginning and will cause changes in the industry's distribution patterns."

         Young continued, "In response to these industry issues, we are aggressively attacking on both the retail and manufacturing levels. On the manufacturing side, we are dedicated to being the best and lowest cost manufacturer. During the past 30 days, we have consolidated five of our least productive plants into existing operations. We have created new home models and service and marketing programs that are intended to improve customer satisfaction and market share. The cost of these programs will also reduce margins over the next nine months."

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         "Our retail organization continues to grow profitably under these conditions. The quality organizations we have acquired and internally expanded over the past two years have their inventories at acceptable levels. We will continue to expand where we have strong management available and see opportunities. However, retail margins will be affected by the competitive market conditions as well as by the start-up expenses of new locations," Young said.

         In conclusion, Young added, "We are taking positive, aggressive steps to capitalize on the industry's temporary situation. However, the expenses of these steps and the increased competitive conditions will impact our margins and earnings through next Spring. Even with the profitable growth of our retail operations, we anticipate earnings for the second half of 1999 to be approximately 40 percent below last year, excluding the one-time third quarter charge. Nevertheless, we expect that through this accelerated period of consolidation, Champion will emerge in an even greater position of strength and profitability."

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, has produced more than 1.4 million homes in its 46-year history, including more than 70,000 homes in 1998. Champion has 61 home building facilities operating in 18 states and western Canada. In addition to 288 company-operated sales centers, Champion homes are sold by 3,500 independent retail locations, which include approximately 700 locations that have joined the "Alliance of Champions" marketing program. Further information on Champion can be found using the company's web sites at www.champent.com and www.thehousingplace.com.

         This news release contains certain statements, including discussions of the company's earnings estimates, retail and manufacturing strategies and goals for further improving and expanding operations, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's Form 10-Q for the period ending July 3, 1999, and this discussion regarding risk factors is incorporated herein by reference.

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